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Exhibit 3.12

SUPPLEMENT TO THE AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
RECKSON OPERATING PARTNERSHIP, L.P.

        In accordance with Sections 12.1 and 14.1B(2) of the Amended and Restated Agreement of Limited Partnership of Reckson Operating Partnership, L.P. (the "Partnership"), as amended (the "Partnership Agreement"), the Partnership Agreement is hereby supplemented (the "Supplement") to admit Wyoming Acquisition GP LLC, a Delaware limited liability company ("Wyoming GP"), as the successor general partner to Reckson Associates Realty Corp., a Maryland corporation ("Reckson"). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Partnership Agreement.

        WHEREAS, pursuant to that certain Assignment and Exchange Agreement dated January 25, 2007 by and among Reckson, SL Green Operating Partnership, L.P., a Delaware limited partnership, and Wyoming GP, Reckson assigned all of the right, title and interest in and to its general partner interest in the Partnership to Wyoming GP; and

        WHEREAS, Reckson desires to withdraw as the general partner of the Partnership and Wyoming GP desires to succeed Reckson as the general partner of the Partnership;

        NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1.    Admission of Successor General Partner.    Reckson hereby withdraws as the general partner of the Partnership and Wyoming GP hereby agrees to serve as the general partner of the Partnership and to be bound by all of the provisions of the Partnership Agreement as of the date hereof.

        Section 2.    Continuation of Partnership Agreement.

        The Partnership Agreement and this Supplement shall be read together and shall have the same force and effect as if the provisions of the Partnership Agreement and this Supplement were contained in one document. Any provisions of the Partnership Agreement not amended by this Supplement shall remain in full force and effect as provided in the Partnership Agreement immediately prior to the date hereof.

[Signature page follows]

        IN WITNESS WHEREOF, this Supplement has been entered into as of November 15, 2007.

WITHDRAWING GENERAL PARTNER:
RECKSON ASSOCIATES REALTY CORP.
By:	Name: Andrew S. Levine Title: Secretary
SUCCESSOR GENERAL PARTNER:
WYOMING ACQUISITION GP LLC
By:	SL Green Operating Partnership, L.P.
By:	SL Green Realty Corp., its general partner
By:	Name: Andrew S. Levine Title: Executive Vice President

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  Exhibit 3.12
SUPPLEMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF RECKSON OPERATING PARTNERSHIP, L.P.